EXHIBIT 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between COMPRESSCO PARTNERS GP INC., a Delaware corporation (the “Company”), and Ronald J. Foster (the “Employee”) on November 6, 2014, but effective as of August 4, 2014 (the “Effective Date”). Certain capitalized terms used herein are defined in Section 6 of this Agreement.
WHEREAS, Employee is currently an officer and director of the Company;
WHEREAS, the Company is the general partner of Compressco Partners, L.P., a Delaware limited partnership (the “Partnership”) and Compressco Partners Sub, Inc., a Delaware corporation (the “Purchaser”), is an indirect wholly owned subsidiary of the Partnership;
WHEREAS, pursuant to a Stock Purchase Agreement dated July 20, 2014, by and between the Purchaser and Warren Equipment Company (“Warren”), Purchaser has agreed to purchase all of the issued and outstanding shares of Compressor Systems, Inc. (“CSI”), a wholly owned subsidiary of Warren;
WHEREAS, Employee acknowledges that in performing services for the Company, Employee has had access to trade secrets, proprietary and confidential information of the Partnership Group and Employee further acknowledges that in performing the services contemplated herein for the Company, Employee will continue to come into contact with customers and suppliers of the Partnership Group and that Employee will continue to have access to trade secrets, proprietary and confidential information, and goodwill of the Partnership Group not readily available to the public, including the trade secrets, proprietary and confidential information, and goodwill of CSI being acquired in the transaction contemplated by the Stock Purchase Agreement (the “Transaction”); and
WHEREAS, the Company desires to continue to employ the Employee, and Employee desires to continue to be employed by the Company under the terms and conditions hereinafter provided.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.
1.Employment of Employee; Duties.

1.1Employment. Subject to the terms and conditions contained herein, the Company hereby agrees to employ the Employee as of the Effective Date and the Employee hereby accepts employment from the Company effective as of the Effective Date.

1.2    Title. During the Employment Period (as defined in Section 2 hereof), the Employee shall serve as Senior Vice President and Chief Marketing Officer of the Company.

1.3    Duties. During the Employment Period, the Employee shall have the normal duties, responsibilities and authority commensurate with such position, and shall perform and render all services and acts necessary to fulfill such duties and responsibilities on the terms set forth herein. Except for excused leaves of absence, the Employee shall, throughout the Employment Period, devote substantially all of the Employee’s working time, attention, and ability to the duties and responsibilities of the Employee’s position in furtherance of the business affairs and activities of the Company and other members of the Partnership Group; provided, that the Employee shall have the right to participate in the following activities so long as such activities do not conflict with any business of the Partnership Group or interfere with the Employee’s performance of his duties hereunder: (i) engaging in and managing passive personal investments and (ii) serving on civic, religious, educational and/or charitable boards and committees. The Employee shall at all times be subject to, comply with, observe and carry out the Partnership Group’s rules, regulations, policies and codes of ethics and/or conduct applicable to employees of the Partnership Group generally and in effect from time to time. If the Employee’s other business interests present a conflict of interest or the appearance of a conflict of interest, the Employee shall fully disclose the conflict or apparent conflict to the Board of Directors of the Company (the “Board”) or the President of the Company (the “President”).

1.4    Location. The Employee’s primary place of employment shall initially be located at the Company’s office at 101 Park Avenue, Suite 1200, Oklahoma City, Oklahoma 73102. The employee will be required to travel to other offices and facilities of the Partnership Group and other locations as reasonably necessary to perform his duties. On or after the second anniversary of the effective date, the Company may require the Employee to relocate to either the Houston, Texas or Midland, Texas areas.

2.Term of Employment. The employment of the Employee hereunder shall continue until the third (3rd) anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier in accordance with the provisions of Section 4 of this Agreement, and shall automatically be renewed and extended for additional one (1) year periods (each an “Additional Employment Period”) thereafter unless the Employee’s employment is terminated by either party giving written notice to the other party not less than sixty (60) days in advance of the expiration of the then-existing Initial Employment Period or Additional Employment Period, as applicable. The period during which the Employee is employed hereunder shall be referred to as the “Employment Period.” Termination of employment due to non-renewal of the Initial Employment Period or any Additional Employment Period, after providing the requisite sixty (60) days prior written notice, shall not entitle the Employee to any Severance Benefits (as herein defined) under this Agreement.

3.Compensation and General Benefits.

3.1    Base Salary.

During the Employment Period the Company agrees to pay to the Employee an annualized base salary in an amount equal to $325,000 (such base salary, as may be increased from time to time by the Company, is referred to herein as the “Base Salary”). The Employee’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the normal payroll practices and procedures in effect from time to time for the payment of salaries to employees within the Partnership Group, but in no event less frequently than monthly.
3.2    Annual Bonus. During the Employment Period, the Employee shall be eligible to participate in the Cash Incentive Compensation Plan maintained by TETRA Technologies, Inc. (“TETRA”) or such other bonus programs as may be established for employees of the Partnership Group, as any such bonus program may be amended from time to time (any such bonus program being referred to as the “CICP”), in a manner that is consistent with other similarly situated officers of the Company and the Partnership Group in general. The Employee’s Annual Bonus opportunity under the CICP shall equal forty-five percent (45%) (the “Annual Target Bonus”) of the Base Salary. Any right to receive any bonus payment shall be subject to the terms and conditions of the CICP.

3.3    Equity-Based Compensation. Beginning in 2015 and continuing during the Employment Period, the Employee shall, subject to approval of TETRA’s Management and Compensation Committee, be eligible to participate in, and receive annual awards of equity-based compensation pursuant to, the Compressco Partners, L.P. 2011 Long Term Incentive Plan, or such other similar equity compensation plans as may be adopted by the Partnership, on a basis consistent with other officers of the Company.

3.4    Expenses. During the Employment Period, the Employee shall be entitled to receive reimbursement from the Company for all reasonable and necessary business expenses incurred by the Employee in performing the Employee’s duties hereunder on behalf of the Company and the Partnership Group, subject to, and consistent with, the Partnership Group’s policies for expense payment and reimbursement, in effect from time to time.

3.5    Benefits. During the Employment Period, the Employee shall be entitled to participate in, and to receive benefits under, any benefit plans, arrangements or policies made available to employees of the Partnership Group generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy.

3.6    Vacation. The Employee will be entitled to twenty (20) days of paid vacation time each calendar year during the Employment Period, to be prorated monthly for partial calendar years. It is the intent of the parties to this Agreement that Employee will use all vacation in the calendar year in which it is allotted. Any unused vacation remaining at the end of a calendar year will not be carried over to the next year. The Employee shall provide reasonable notice of any vacation time to be taken by the Employee to the President.

4.Termination.

4.1    General. The employment of the Employee hereunder (and the Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4. Upon termination of the Employee’s employment hereunder, the Employee (or his estate in the event of this death) shall be entitled to receive (i) all amounts of earned but unpaid Base Salary accrued through the date of his termination of employment, (ii) such employee benefits, if any, as to which the Employee may be entitled under the benefit plans, arrangements or policies of the Company to the date of termination as otherwise expressly required by applicable law (including pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”)); provided, that the Company shall not be required to waive, pay or reimburse any premium or contribution required of the Employee to continue any COBRA coverage or other benefits, (iii) reimbursement of all unpaid expenses incurred prior to the date of termination in accordance with Section 3.4 hereof, and (iv) an amount equal to all accrued and unused vacation for the year of termination (collectively, the “Accrued Amounts”). Except as expressly provided otherwise in this Section 4, all other rights of the Employee (and all obligations of the Company) hereunder shall terminate as of the date of such termination.

4.2    Death or Disability of the Employee.

(a)The employment of the Employee hereunder (and the Employment Period) shall terminate (i) automatically upon the death of the Employee and (ii) at the option of the Company, upon not less than thirty (30) days’ prior written notice to the Employee or the Employee’s personal representative or guardian, if the Employee suffers a Total Disability (as defined below). In the event the Employee’s employment is terminated pursuant to this Section 4.2, the Employee, or his estate, shall be entitled to receive (i) the Accrued Amounts, which shall be payable in a lump sum within thirty (30) days of any such termination, and (ii) an amount equal to any unpaid Annual Bonus otherwise payable for the year immediately preceding the year in which the employment of the Employee is terminated pursuant to this Section 4.2, any such amount to be paid no later than March 15 of the year in which such termination occurs.

(b)For purposes of this Agreement, “Total Disability” shall mean (i) the written determination by a physician reasonably satisfactory to the Employee and the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Employee is unable to substantially perform, with or without reasonable accommodation, the essential job functions of the Employee required hereby, and that such disability has lasted for ninety (90) consecutive days or any one hundred eighty (180) days during the immediately preceding twelve (12)-month period, in each case based upon medically available reliable information or (ii) the Employee’s qualifying for benefits under the Partnership Group’s long-term disability coverage, if any. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Employee hereby consents to (x) any examinations that the Company determines are relevant to a determination of whether the Employee is mentally and physically disabled or are required by the Company physician, (y) furnish such medical information as may be reasonably requested and (z) waive any applicable physician patient privilege that may arise because of such examination.

4.3    Termination by the Company Without Cause.

(a)The Company may terminate the Employee’s employment without Cause (as defined in Section 4.3(c)) upon thirty (30) days’ prior written notice and thereby terminate the Employment Period under this Agreement.

(b)In the event the Employee’s employment is terminated pursuant to this Section 4.3, and at that time the Employee is ready, willing and able to continue performing all of his duties under this Agreement, the Employee shall be entitled to receive: (i) the Accrued Amounts, which shall be payable in a lump sum within thirty (30) days of any such termination, and (ii) subject to satisfying the requirements and conditions of Section 4.5 below: (A) his Base Salary (in effect at the time of termination) for a period equal to the remaining term of the Initial Employment Period, payable at such dates and times in accordance with the Company’s normal payment practices and procedures (for clarification, the Employee shall not be entitled to receive any continued payment of Employee’s Base Salary in the event of any such termination following the expiration of the Initial Employment Period); (B) if Employee elects to receive continuation coverage for medical, prescription and dental benefits under COBRA, the Company will, for a period equal to the remaining term of the Initial Employment Period, waive or otherwise pay at regular monthly intervals the contribution, if any, that would otherwise be required for the continuation of coverage under a Partnership Group group health plan that Employee and his dependents are eligible to receive, provided, however, that to receive such waiver or contribution, the Employee must not be eligible to receive health insurance benefits under any other employer’s group health plan (for clarification, the Employee shall not be entitled to any waiver, or payment, of any contribution as required for the continuation of such COBRA coverage in the event of any such termination following the expiration of the Initial Employment Period); (C) an amount equal to any unpaid Annual Bonus otherwise payable for the year immediately preceding the year in which the employment of the Employee is so terminated, any such amount to be paid, subject to the provisions of

Section 4.5, no later than March 15 of the year in which such termination occurs; and (D) an amount equal to the pro rata Annual Bonus for the year in which such termination occurs, if determined to be payable for such year, such pro rata payment to be paid, subject to the provisions of Section 4.5, no later than March 15 of the year immediately following the year in which such termination occurs. The payments and benefits provided in clause (ii) of the preceding sentence are collectively referred to as the “Severance Benefits.”

(c)For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

(i)the failure by the Employee to perform his duties in any material respect which is not cured within fifteen (15) days after written notice to the Employee;

(ii)the indictment or conviction of the Employee of (A) any felony or the plea of nolo contendere to any felony, or (B) any misdemeanor involving theft, dishonesty or moral turpitude;

(iii)the Employee improperly receiving a benefit (personally or on behalf of another Person) relating to the Company or any member of the Partnership Group or the funds, properties or other assets of the Company or any member of the Partnership Group that the Board considers to constitute fraud, embezzlement or misappropriation;

(iv)the failure by the Employee to comply in any material respect with any previously announced and disclosed written policy or procedure or article or component of any such written policy or procedure of the Partnership Group, which, if curable, is not cured within fifteen (15) days after written notice;

(v)the Employee’s knowing or intentional misstatement of the financial records of the Partnership Group or complicit actions in respect thereof (for the avoidance of doubt, an error or mistake in the financial records shall not constitute Cause);

(vi)the reckless or willful failure to disclose material financial or other information concerning the Partnership Group to the Board, the President or to any executive officer of TETRA following a request therefor;

(vii)the breach by the Employee of any of the terms of this Agreement which is not cured within fifteen (15) days after written notice thereof;

(viii)the Employee materially disparaging in a public manner the Company or any member of the Partnership Group or their respective employees;

(ix)the Employee’s absence from the Company for a period of ten (10) consecutive business days that is unrelated to approved vacation time, short or long-term disability, illness, or other absence permitted by the Partnership Group’s written policies or applicable law; and

(x)the misappropriation by the Employee of any business opportunity of any member of the Partnership Group in violation of the terms hereof.

4.4    Termination by the Employee for Good Reason.

(a)The Employee may voluntarily terminate his employment (and the Employment Period) at any time upon prior written notice to the Company for Good Reason (as defined in Section 4.4(c)) as provided in Section 4.4(c) below. The Employee’s written notice shall indicate that he is terminating his employment for Good Reason and shall provide a detailed description of the reasons for such termination for Good Reason. In the event the Employee does not indicate that he is terminating his employment for Good Reason (including a detailed description of the reasons therefor), he shall be deemed to have terminated his employment without Good Reason in accordance with Section 4.7.

(b)In the event the Employee’s employment is terminated pursuant to this Section 4.4, the Employee shall be entitled to receive (i) the Accrued Amounts, which shall be payable in a lump sum within thirty (30) days of any such termination, and (ii) subject to satisfying the requirements of Section 4.5 below, the Severance Benefits.

(c)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Employee’s consent: (i) a reduction in the Employee’s Base Salary or a reduction in the Employee’s

Annual Target Bonus opportunity, (ii) the relocation of the office to which the Employee is primarily assigned and expected to report to a location that is outside the Oklahoma City, Oklahoma metropolitan area (exclusive of travel incidental to the Employee’s performance of his duties hereunder); or (iii) any material breach by the Company of the obligations imposed upon the Company under the terms of this Agreement, and the Company shall fail to cure such breach or default within fifteen (15) days after written notice of such breach or default is given by the Employee. Notwithstanding the foregoing definition of “Good Reason,” any assertion by the Employee of Good Reason shall not be effective unless all of the following conditions are satisfied: (i) the condition described above giving rise to Good Reason must have arisen without the Employee’s written consent; (ii) the Employee must provide written notice to the Company of such condition within twenty (20) days of the Employee’s discovery of the initial existence of condition; (iii) the condition specified in such notice must remain uncorrected for fifteen (15) days after receipt of such notice by the Company; and (iv) the date of the Employee’s termination of employment because of the condition as specified in such notice must occur within ninety (90) days after the Employee’s discovery of the condition as specified in such notice.

4.5    Severance Benefit Payments. In the event that the Employee is entitled to the Severance Benefits under Sections 4.3 or 4.4, such Severance Benefits shall, subject to the following requirements, be payable in accordance with the Company’s normal payroll practices and procedures, and shall be subject to all applicable withholding. Except for such later payments as otherwise provided in Sections 4.3, 4.4, or 4.9, Severance Benefits shall begin on the first regularly scheduled payroll date determined by the Company (in accordance with Treas. Reg. §1.409A-3(b)) to occur more than fifty-five (55) days from the Employee’s date of termination (with any deferred Severance Benefits that otherwise would have been paid during the period beginning on the date of termination and ending on the date the first regularly scheduled payroll date to occur more than fifty-five (55) days after the Employee’s date of termination to be paid, as applicable, in a single lump sum on such payroll date), provided, that, within such fifty-five (55) day period, (i) the Employee executes and delivers to the Company a general release of any and all claims (but excluding (A) any claim for unemployment compensation, (B) any claim for workers’ compensation benefits, and (C) any vested, future benefits which the Employee is entitled to receive under any Partnership Group “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or under Section 2 or 3 or 4) in favor of the Company, the Partnership, their Affiliates and their respective officers, managers, directors, shareholders, partners, members and other Affiliates in substantially the form attached to this Agreement as Exhibit A (the “Release”), and (ii) the applicable revocation period, if any, prescribed by law and/or set forth in the Release has expired without the Employee having withdrawn or revoked the Release. If the Employee does not satisfy the requirements with respect to the Release as hereinabove provided, the Employee shall not be entitled to any of the Severance Benefits or any amount or benefit in lieu thereof.

4.6    Termination by the Company For Cause. The Board may terminate the employment of the Employee (and the Employment Period) under this Agreement at any time for Cause by delivery of written notice to the Employee. The Board’s written notice shall indicate that the Company is terminating the Employee’s employment for Cause and shall provide a description of the reasons for such termination for Cause. In the event the notice does not indicate that the Company is terminating the Employee’s employment for Cause (including a description of the reasons therefor), the Company shall be deemed to have terminated the Employee’s employment without Cause in accordance with Section 4.3. Upon such termination for Cause, the Employee shall be entitled to receive the Accrued Amounts, which shall be payable in a lump sum within thirty (30) days of such termination.

4.7    Termination by the Employee Without Good Reason. The Employee may voluntarily resign and thereby terminate the Employee’s employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice to the Company. Upon such termination, the Employee shall be entitled to receive the Accrued Amounts, which shall be payable in a lump sum within thirty (30) days of such termination.

4.8    Termination in Connection with a Change of Control. The Company and the Employee have previously entered into a Change of Control Agreement dated May 30, 2013 (the “COC Agreement”). Notwithstanding the provisions of this Section 4 and in order to avoid duplication, in the event of a Qualifying Termination (as defined in the COC Agreement), the Employee’s rights upon termination will be governed by the terms of the COC Agreement and the Employee’s right to the Severance Benefits under this Agreement shall cease.

4.9    Section 409A of the Code. This Agreement is intended, and its terms shall be interpreted as necessary, to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything to the contrary in this Agreement, the parties mutually desire to avoid adverse tax consequences associated with the application of Section 409A to this Agreement and agree to cooperate fully and take appropriate reasonable actions to avoid any such consequences under Section 409A, including delaying payments and reforming the form of the Agreement if such action would reduce or eliminate taxes and/or interest payable as a result of Section 409A. In this regard, notwithstanding anything to the contrary in this Section 4, to the extent necessary to comply with Section 409A, if the Employee is a “specified employee,” as defined in Treas. Reg. §1.409A-1(i), and any partnership interests of the Partnership are publicly traded on an established securities market or otherwise, no payment or benefit that is subject to Section 409A shall be made under this Agreement on account of the Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code before the date that is the first day of the seventh month beginning after the date the Employee’s separation from service (or, if earlier, the date of death of the Employee or any other date permitted under Section 409A). For purposes of determining if amounts payable under this Agreement by reason of the Employee’s termination are owed, and if so, when they are to be paid or provided, the Employee shall be considered to have terminated employment with the Company only when the Employee’s employment with the Company ceases on what is then reasonably expected and understood by the Employee and the Company to be a permanent basis and such cessation constitutes a “separation from service” with respect to the Company and its affiliates within the meaning of Section 409A and applicable administrative guidance issued thereunder. To the extent that any amount or benefit under this Agreement constitutes a reimbursement of an expense incurred by, or the provision of benefits in kind to, the Employee and such amount or benefit represents a “deferral of compensation,” all within the meaning of Section 409A, then: (i) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, under this Agreement during or for any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, during or for any other taxable year of the Employee; (ii) all reimbursements of expenses under this Agreement shall be made by no later than the earlier of the date otherwise required under this Agreement and the last day of the Employee’s taxable year following the taxable year of the Employee in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. For purposes of Section 409A, each payment or amount due under this Agreement shall be considered a separate payment, and the Employee’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

4.10    Resignation from Officer and Director Positions. Upon the termination of the Employee’s employment for any reason (unless otherwise agreed in writing by the Company and the Employee), the Employee will be deemed to have resigned, without any further action by the Employee, from any and all officer and/or director positions that the Employee, immediately prior to such termination, held with the Company or any member of the Partnership Group. If for any reason this Section 4.10 is deemed to be insufficient to effectuate such resignations, then the Employee will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

5.Confidentiality, Work Product and Non-Competition and Non- Solicitation.

5.1    Confidentiality.

(a)In return for and in reliance upon the Employee’s covenants made in this Section 5, the Company agrees to provide to the Employee during the Employment Period certain valuable and proprietary Confidential Information pertaining to the Partnership Group. In addition, the Company and the Partnership Group shall provide the Employee during the Employment Period access to certain customers and vendors and provide the Employee with the unique opportunity to develop business relationships with such customers and vendors based, in part, upon (i) the Partnership Group’s relationship, reputation and goodwill with those customers, and (ii) the goodwill and business relationships of CSI being acquired by the Purchaser.

(b)The Employee acknowledges that the confidential information of CSI (the “CSI Confidential Information”), which will be made available to Employee, and the goodwill associated with the business acquired by the Company and Partnership Group are of significant value to the Company and the Partnership Group bargained for in the Transaction and that any disclosure or use of the CSI Confidential Information in violation of this Agreement would seriously and adversely affect the benefit or value of the assets and business acquired by the Company and Partnership Group. The Employee further acknowledges and agrees that in the course of his employment with the Company and providing services to the Partnership Group, the Employee will be in a position to (i) have access to and develop Confidential Information, (ii) pursue business opportunities of the Partnership Group and (iii) develop goodwill on behalf of the Partnership Group and that the Company shall provide support for such activity such as the expense reimbursements as provided in Section 3.4. The Employee recognizes that Partnership Group’s business interests require a confidential relationship between each member of the Partnership Group and the Employee and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Employee shall not directly or indirectly appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise Misappropriate any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the Partnership Group’s benefit within the course and scope of the Employee’s employment or with the prior written consent of the Board or the President.

(c)All Confidential Information, and all other information and property affecting or relating to the business of the Partnership Group within the Employee’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the Partnership Group, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

(d)The Employee acknowledges and agrees that:

(i)during the Employment Period the Employee has, and will continue to, occupy a unique position within the Company and the Partnership Group, and the Employee is and will be directly involved in the development and implementation of, or have access to, Confidential Information, and

(ii)in the event the Employee breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information and will result in immediate and irreparable harm to the Partnership Group.

(e)Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Employee’s direct or indirect disclosure or production of any Confidential Information to any Person, the Employee shall promptly and timely notify the Company and the President and provide a description and, if applicable, provide a copy of such request to the Company so that the Company, or the respective member or the Partnership Group, may obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this Section 5.1, the Employee will furnish only that portion of the Confidential Information which the Employee is reasonably advised in writing by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)At any time the Company may request, during or after the Employment Period, the Employee shall deliver to the Company all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Partnership Group within the Employee’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Employee.

(g)Upon termination or expiration of this Agreement, the Employee shall immediately return to the Company all Confidential Information, regardless of the form or format, and all other information and property affecting or relating to the business of the Partnership Group, within the Employee’s possession, custody or control, regardless of form or format, without the necessity of a prior Company request.

(h)During the Employment Period, the Employee represents and agrees that the Employee will not use or disclose any confidential or proprietary information or trade secrets of others (excluding the use by the Employee for any proper purpose of any such information of the Partnership Group’s customers in the ordinary course of business), including but not limited to former employers, and that the Employee will not bring onto the premises of the Company or any member of the Partnership Group or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

5.2    Work Product/Intellectual Property.

(a)Assignment.     The Employee hereby assigns to the Company all right, title and interest to all Work Product that (i) relates to any of the Partnership Group’s actual business, research and development or existing or contemplated products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any member of the Partnership Group (including, without limitation, any intellectual property rights).

(b)Disclosure. The Employee shall promptly disclose Work Product to the President and perform all actions reasonably requested by the Company (whether during or after the Employment Period), at the cost of the Company, to establish and confirm the ownership and proprietary interest of any member of the Partnership Group in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Employee shall not file any patent or copyright applications related to any Work Product except with the written consent of the President.

5.3    Non-Competition and Non-Solicitation.

(a)In consideration of the Confidential Information being provided, and which the Company herein agrees to provide in the future, to the Employee as stated in Section 5.1 hereof, and other good and valuable new consideration as stated in this Agreement and as provided to the Employee as of the Effective Date, the Severance Benefits, and the business relationships, Partnership Group goodwill, work experience, client, customer and/or vendor relationships and other benefits of employment that the Employee will have the opportunity to obtain, use and develop under this Agreement, the Employee agrees to the restrictive covenants stated in this Section 5.3.

(b)During the Employment Period and until the end of the Restricted Period, the Employee agrees that the Employee will not, directly or indirectly, on the Employee’s own behalf or on the behalf of any other Person, within the Restricted Area:

(i)engage in a Competing Business, including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;

(ii)induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a current or previous business relationship with any member of the Partnership Group, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with any member of the Partnership Group, in each case regardless of whether the Employee initiates contact; or

(iii)(A) solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed by any member of the Partnership Group, to cease or leave their employment relationship with any member of the Partnership Group or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, consulting, independent contractor or other business relationship with any Person who is or was during the prior twelve (12) months employed by any member of the Partnership Group; provided, however, the Employee may, directly or indirectly, on the Employee’s own behalf or on behalf of any other Person, hire any former employee of the Company or the Partnership Group whose employment with the Company or Partnership Group had terminated not less than three (3) months prior to the date of hire and (i) who is not specifically solicited for employment by the Employee, either directly or indirectly, but who on his or her own initiative seeks employment with Employee or any other Person with whom the Employee is affiliated, or (ii) who responds to a general ad for employment published by Employee, or any other Person with whom the Employee is affiliated, that is not specifically targeted to employees of the Partnership Group.

(c)Notwithstanding the foregoing, in the event that it is determined by a court of competent jurisdiction that the laws of the State of Oklahoma control with respect to this Agreement, then the above-referenced limitations in Sections 5.3(b)(i) and 5.3(b)(ii) shall not apply in those portions of the Restricted Area located within the State of Oklahoma. Instead, the Employee agrees that, in addition to the restrictions set forth in Section 5.3(b)(iii), the restrictions on the Employee’s activities within those portions of the Restricted Area located within the State of Oklahoma shall be as follows: during the Employment Period and until the end of the Restricted Period, the Employee will not directly solicit the sale of goods, services, or a combination of goods and services that constitute the Competing Business from the established customers of any member of the Partnership Group. Following the termination of employment and during the Restricted Period, the Employee may solicit the sale of goods, services or a combination of goods and services from the established customers of any member of the Partnership Group so long as such activities do not relate to a Competing Business.

(d)The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, the Employee may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Employee do not exceed one percent (1%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that the Employee shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Employee in connection with such securities), or lend the Employee’s name to, any such Persons.

(e)The Employee acknowledges and agrees that, for purposes of this Section 5.3, indirect acts by the Employee shall include, without limitation, an act by any entity directly or indirectly controlled by the Employee. Employee may not avoid the purpose and intent of this Section 5.3 by engaging in the restricted conduct within the Restricted Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications including, without limitation, email or the internet, or other similar methods.

(f)The Employee acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the goodwill and other legitimate business interests of the Partnership Group, including without limitation, Confidential Information (including trade secrets), client, customer and/or vendor relationships, client and/or customer goodwill and business productivity, (iii) in the event of termination of the Employee’s employment, the Employee’s experiences and capabilities are such that the Employee can obtain gainful employment without violating this Agreement and without the Employee incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Employee’s involuntary termination from employment, with or without Cause, (v) the Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Employee by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof and (vi) the restrictions set forth in this Section 5.3 are fair and reasonable in light of the nature and wide geographic scope of the Partnership Group’s operations, which occur throughout the Restricted Area and the Employee’s level of control over, contact with, and association, with the Partnership Group’s business throughout the Restricted Area.

5.4    Interpretation; Severability.

(a)The Employee has carefully considered the possible effects on the Employee of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Employee recognizes that the Company has made every effort to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Partnership Group’s legitimate business interests.

(b)The Employee acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Partnership Group’s valid business interests, including the assets and business acquired in the Transaction. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Employee.

6.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b)“Annual Bonus” means any annual bonus to which Employee is awarded and eligible to receive as contemplated by Section 3.2.

(c)“Competing Business” means any business that competes in any manner with the business or activities of any member of the Partnership Group as conducted from time to time during the Employment Period, including, without limitation, any enterprise that engages in, owns or operates any business that develops, markets, provides, manufactures, distributes, or sells any Competing Products or Competing Services.

(d)“Competing Products” means natural gas compressor packages and engine-driven crude oil pump packages, each as used in the petroleum industry.

(e)“Competing Service” means (i) the design, engineering, fabrication, sale, rental, transportation, operation, repair and maintenance of, or provision of services utilizing, natural gas compressor packages used in the petroleum industry, and (ii) the design, engineering and sale of, or the provision of services utilizing, engine-driven crude oil pump packages used in the petroleum industry.

(f)“Confidential Information”

(i)Definition. “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any members of the Partnership Group (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by any member of the Partnership Group, (C) because the disclosure of which would have an adverse effect on the business or planned business of the Partnership Group and/or (D) as a matter of law. Confidential Information also includes all CSI Confidential Information.

(ii)Exclusions. Confidential Information does not include material, data, and/or information (A) that any member of the Partnership Group has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the Employee during the Employment Period or (D) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Employee, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

(iii)Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any member of the Partnership Group (as well as their clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Employee during or after the Employment Period: (1) product and manufacturing information, such as manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, studies and analyses; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

(g)“ERISA” means the Employee Retirement Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(h)“Misappropriate,” or any form thereof, means:

(i)the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or

(ii)the disclosure or use of any Confidential Information without the express consent of the Company by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information, (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to any member of the Partnership Group to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew or had reason to know that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.

(i)“Partnership Group” means the Company, the Partnership and its direct and indirect subsidiaries. Following the Effective Date, CSI shall be included in the Partnership Group.

(j)“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(k)“Restricted Area” means (i) initially the States of Alabama, Arkansas, Arizona, Colorado, Kansas, New Mexico, North Dakota, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, West Virginia and Wyoming, the parishes of Louisiana listed on Exhibit B attached hereto, Argentina, Australia, Austria, Canada, China, Columbia, Germany, Indonesia, Italy, Mexico, Poland, Peru, Romania, Ukraine, and Venezuela, and (ii) shall also include such additional states, countries and territories in which the Partnership Group, during the Employment Period, engages in or operates a Competing Business.

(l)“Restricted Period” means a period equal to the remaining term of the Initial Employment Period as of the date of termination of employment; provided, that in the event an enforcement remedy is sought under Section 5.3, the Restricted Period shall be extended by one day for each day the Employee failed to comply with the restriction at issue under Section 5.3.

(m)“Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Employee either alone or with others in the course of employment with the Company (including employment prior to the date of this Agreement).

7.Miscellaneous.

7.1    Non-Disparagement. The Employee agrees that during the Employment Period or at any time thereafter, the Employee will not make any statements, comments or communications in any form, oral, written or electronic to any customer, client or supplier of any member of the Partnership Group or to any other third party, which would constitute libel, slander or disparagement of such member of the Partnership Group, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to any member of the Partnership Group; provided, however, that the terms of this Section 7.1 shall not apply to communications between the Employee and, as applicable, the Employee’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Employee further agrees that the Employee will not in any way solicit or encourage any such statements, comments or communications from others.

7.2    Injunctive Relief. The parties agree and acknowledge that money damages would not be sufficient remedy for any breach of Section 5 or Section 7.1 by the Employee, and the Company and the members of the Partnership Group shall be entitled to enforce the provisions of Section 5 and Section 7.1 by terminating payments or benefits (including Severance Benefits) then or thereafter owing to the Employee under this Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. The remedies set forth in this Section 7.2 shall not be deemed the exclusive remedies for a breach of Section 5 or Section 7.1 and shall be in addition to all other remedies available, at law and in equity, including without limitation the recovery of damages from the Employee and his agents and the recovery of all attorney’s fees and costs incurred by the Company in obtaining any such relief or recovery.

7.3    Entire Agreement; Waiver. This Agreement contains the entire agreement between the Employee and the Company with respect to the subject matter hereof and supersedes any and all prior understandings or agreements, whether written or oral between the Employee and the Company. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

7.4    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Texas.

7.5    Submission to Jurisdiction. Each party hereto (a) submits to the jurisdiction of any state or federal court sitting in Harris County, Texas in any action or proceeding arising out of or relating to this Agreement (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court or forum.

7.6    Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns. Successors of the Company who shall assume the Company’s rights and obligations hereunder include, but are not limited to, any successor by way of merger, consolidation or sale of all or substantially all of the Company’s assets or equity interests. The Company may assign its rights and obligations under this Agreement to any other member of the Partnership Group without the prior consent of the Employee and such member of the Partnership Group shall succeed to the rights and obligations of the Company hereunder. This Agreement is a personal contract, and except as specifically set forth herein, this Agreement and the rights and interests of the parties hereto may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others.

7.7    Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) such party has read this Agreement in its entirety and understands all of its terms and conditions, (b) such party has had the opportunity to consult with any individuals of its choice regarding its agreement to the provisions contained herein, including legal counsel of its choice, and any decision not to was such party’s alone and (c) such party is entering into this Agreement of its own free will, without coercion from any source, based upon its own independent judgment.

7.8    Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the party or the party’s counsel was the drafter thereof.

7.9    Survival. The provisions of Sections 5 and 7 hereof, and those portions of this Agreement necessary to apply, enforce and interpret them, shall survive the termination of this Agreement.

7.10    Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:
Compressco Partners GP Inc.
101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
Attn: President

with a copy to:

TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380
Attn: General Counsel

If to the Employee, to:

Ronald J. Foster
1400 Kerry Lane
Edmond, Oklahoma 73034

or to such other address as one party may provide in writing to the other party from time to time.
7.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission or other means of electronic transmission of any signed original document will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission or other means of electronic transmission by signing a duplicate original document.

7.12    Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

7.13    Withholding. The Employee authorizes the Company to make any deductions from Employee’s compensation hereunder that are necessary to comply with any federal, state or local laws on withholdings, to compensate for any property not returned, money owed by the Employee to the Company, or to recover advances made to the Employee.

7.14    No Guarantee of Tax Treatment. The Company makes no representation or warranty, and undertakes no covenant, regarding any federal, state or local tax treatment of amounts or matters subject to this Agreement or any federal, state or local tax treatment applicable to or inapplicable to the Employee.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Effective Date.

COMPRESSCO PARTNERS GP INC.

By: /s/Timothy A. Knox
Name:    Timothy A. Knox
Title:    President

EMPLOYEE

/s/Ronald J. Foster
Ronald J. Foster, Individually

Signature Page to Employment Agreement - Ronald J. Foster

EXHIBIT A
TO
EMPLOYMENT AGREEMENT

RELEASE AGREEMENT
This Release Agreement (“Release Agreement”) is entered into by and between Ronald J. Foster (“Employee”) and Compressco Partners GP Inc., a Delaware corporation (the “Company”), as follows:
WHEREAS, the Employee and the Company have entered into that certain Employment Agreement (the “Employment Agreement”) effective as of August 4, 2014 which sets forth the terms and conditions of the Employee’s employment with the Company and further provides in Section 4 thereof that the Employee may be entitled to receive Severance Benefits upon the termination of the Employee’s employment under the circumstances as described in, and subject to the conditions of, Section 4 of the Employment Agreement; and
WHEREAS, the Employment Agreement contemplates that the Employee will execute and deliver to the Company this Release Agreement within fifty-five (55) days of a termination for which any Severance Benefits are payable (a “Qualifying Termination”), and the Employee and the Company desire to execute this Release Agreement to resolve all issues relating to the employment of the Employee by the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Employment Agreement, the parties agree as follows:
1.    Definitions. All capitalized terms not otherwise defined in this Release Agreement shall have the meaning ascribed thereto in the Employment Agreement.
2.    Qualifying Termination Payments and Conditions.
(a)    The Employee and the Company acknowledge and agree that the date of Termination is _______________, 201__.
(b)    Subject to the terms and conditions of the Employment Agreement, including the Employee’s execution and delivery of this Release Agreement and non-revocation of the ADEA Release contained herein, the Company agrees to pay or provide to the Employee the Severance Benefits as contemplated by Section 4 of the Employment Agreement in the manner set forth therein.
3.    General Release. In consideration of the benefits set forth herein and in the Employment Agreement, the Employee hereby fully, finally, and completely releases the Company, the Partnership and each other member of the Partnership Group, their Affiliates and their respective officers, directors, managers, control persons, employees, agents, representatives and assigns of any of them (collectively, the “Released Parties”), from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with, any facts or events occurring on or before the execution of this Release Agreement that he may have against any member of the Partnership Group or any Released Parties, including, but not limited to any such Claims arising out of or in any way related to the Employee’s employment with the Company, or any member of the Partnership Group, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute, any breach of contract, any wrongful termination, or other tort or cause of action. The Employee confirms that this Release Agreement was neither procured by fraud nor signed under duress or coercion. Further, the Employee waives and releases the Released Parties from any Claims that this Release Agreement was procured by fraud or signed under duress or coercion so as to make the Release Agreement not binding. The Employee understands and agrees that by signing this Release Agreement, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Company or any Released Parties, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein. The only claims that are excluded from this Release Agreement are (i) Claims arising after the date of this Release Agreement, if any, including any future Claims relating to the Company’s performance of its obligations under Section 4 of the Employment Agreement, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, and (iv) any vested, future benefits which the Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA.

4.    ADEA Release. The Employee hereby completely and forever releases and irrevocably discharges the Released Parties, from any and all Claims arising under the Age Discrimination in Employment Act (“ADEA”) on or before the date the Employee signs this Release Agreement (the “ADEA Release”), and hereby acknowledges and agrees that: (i) this Release Agreement, including the ADEA Release, was negotiated at arm’s length; (ii) this Release Agreement, including the ADEA Release, is worded in a manner that the Employee fully understands; (iii) the Employee specifically waives any rights or claims under the ADEA; (iv) the Employee knowingly and voluntarily agrees to all of the terms set forth in this Release Agreement, including the ADEA Release; (v) the Employee acknowledges and understands that any Claims under the ADEA that may arise after the date of this Release Agreement are not waived; (vi) the rights and claims waived in this Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which the Employee was already entitled; (vii) the Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release; (viii) the Employee acknowledges that he has been given a period of up to twenty-one (21) days from receipt of this Release Agreement to consider the ADEA Release prior to executing it and acknowledges and agrees that any change in the terms of this Release Agreement, whether material or immaterial, after the date that the Employee first receives this Release Agreement shall not affect or restart such twenty-one (21) day consideration period; and (ix) the Employee understands that he has been given a period of seven (7) days from the date of the execution of this Release Agreement to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired. If the Employee elects to revoke this ADEA Release, revocation must be in writing and presented to [Name], [Title], Compressco Partners GP Inc., 101 Park Avenue, Suite 1200, Oklahoma City, Oklahoma 73102, within seven (7) days from the date of the execution of the Release Agreement.
5.    Reaffirmation of Continuing Obligations. Nothing in this Release Agreement shall be deemed to affect or relieve the Employee from any continuing obligation contained in any other agreement with the Company or the Company’s rights with respect thereto. The Employee specifically acknowledges and reaffirms his continuing obligations to the Company under Section 5 and Section 7.1 of the Employment Agreement. The Employee further acknowledges that this reaffirmation is material to this Release Agreement, and the Employee acknowledges and agrees that his continuing obligations under Section 5 and Section 7.1 of the Employment Agreement are reasonable and enforceable and that he will not challenge or violate these covenants.
6.    Confidentiality. The Employee agrees to keep strictly confidential all information contained in, or relating to, this Release Agreement.
7.    Modification; Waiver. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Release Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.
8.    Severability. If any provision contained in this Release Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.
9.    Fully Understood; Payments Received. By signing this Release Agreement, the Employee acknowledges and affirms that he has read and understands the foregoing Release Agreement, had the ability to consult with counsel, agreed to the terms of the Release Agreement, and acknowledges receipt of a copy of the Release Agreement. The Employee also hereby acknowledges and affirms the sufficiency of the Severance Benefits recited herein. The Employee further acknowledges that upon receipt of the Severance Benefits recited herein, he shall not be entitled to any further payment, compensation or remuneration of any kind from the Company or any other member of the Partnership Group, with respect to the Employee’s employment with the Company or otherwise.
10.    Miscellaneous. This Release Agreement shall be subject to the terms and provision of Article 7, excluding Section 7.3, of the Employment Agreement, which is incorporated herein, mutatis mutandis.
11.    Entire Agreement. This Release Agreement contains the entire agreement between the Employee and the Company and supersedes any and all prior understandings or agreements with respect to the subject matter hereof, whether written or oral, except as set forth herein and with respect to any of the Employee’s continuing obligations contained elsewhere (including, but not limited to, those contained in the Employment Agreement), which shall continue and remain in full force and effect per the terms of those covenants.

COMPRESSCO PARTNERS GP INC. By: Its: Date:	RONALD J. FOSTER ___________________________________ Date:

EXHIBIT B
TO
EMPLOYMENT AGREEMENT

Louisiana Parishes:

Acadia
Allen
Avonyelles
Beauregard
Bienville
Bossier
Caddo
Calcasieu
Caldwell
Cameron
Claiborne
Concordia
Desoto
East Ouachita
Iberia
Jackson
Jefferson
Jefferson Davis
Lafayette
Lafourche
Lasalle
Lincoln
Orleans
Red River
Sabine
St. Martin
Union
Vermillion
Webster
West Ouachita

B-1